Exhibit 10.1

STATE OF CONNECTICUT

PUBLIC UTILITIES REGULATORY AUTHORITY

APPLICATION FOR APPROVAL OF HOLDING COMPANY TRANSACTION INVOLVING NORTHEAST UTILITIES AND NSTAR	: : : : : : : :	DOCKET NO. 12-01-07

SETTLEMENT AGREEMENT

STATE OF CONNECTICUT

PUBLIC UTILITIES REGULATORY AUTHORITY

APPLICATION FOR APPROVAL OF HOLDING COMPANY TRANSACTION INVOLVING NORTHEAST UTILITIES AND NSTAR	: : : : : : : :	DOCKET NO. 12-01-07

SETTLEMENT AGREEMENT

WHEREAS, this Settlement Agreement is entered into by and between Northeast Utilities (“NU”) and NSTAR (together, the “Companies”), and George Jepsen, Attorney General of the State of Connecticut (“Attorney General”), and Elin Swanson Katz, Consumer Counsel, on behalf of the State of Connecticut, Office of Consumer Counsel (“OCC”) (collectively, the “Settling Parties”), in connection with the Companies’ application dated January 19, 2012 (“Application”) for approval of a holding company transaction (“Proposed Transaction”) pending before the Public Utilities Regulatory Authority (“Authority”) in the above-referenced docket;

WHEREAS, the Companies filed their Application for approval with the Authority, and the Settling Parties subsequently have engaged in discovery, hearings and negotiations concerning the Application, the Proposed Transaction and the matters addressed in this Settlement Agreement;

WHEREAS, the Settling Parties have raised competing and disputed claims with regard to the various issues related to the Application and Proposed Transaction, but wish to resolve those issues on mutually agreeable terms, and without establishing any precedent or principles applicable to any other proceedings; and

WHEREAS, it is the policy of the Authority, consistent with Conn. Gen. Stat. §16-19jj, to encourage the use of settlements to resolve contested cases and proceedings.

NOW THEREFORE, in consideration of the exchange of promises and covenants herein contained, the legal sufficiency of which is hereby acknowledged, the Settling Parties agree, subject to approval by the Authority, as follows:

ARTICLE 1: MERGER-RELATED FINANCIAL BENEFITS

1.1	Merger Rate Credit: NU shall provide a one-time, non-recoverable $25 million rate credit to customers of The Connecticut Light and Power Company (“CL&P”) to be applied on the first billing cycle in the next billing month following the closing of the Proposed Transaction.

1.1.1	The rate credit will be allocated to CL&P retail customer classes (i.e., residential, commercial and industrial) based upon their proportional share of the monthly customer charges, and will appear on the bill as a uniform dollar amount credit for each separate customer class as a separate line item, along with an explanatory bill message. All customers within a retail customer class shall receive the same rate credit dollar amount.

1.2.	Distribution Rate Freeze: CL&P shall forego its right under Conn. Gen. Stat. §16-19 to implement a requested general increase in its distribution rates prior to December 1, 2014 (the “Base Rate Freeze Period”), and its distribution rates shall be frozen through that date.

1.2.1	Only the distribution rates shall be subject to the freeze. Other retail rate components, including rate reconciling mechanisms, formula rates and other adjustment mechanisms now in place or pending approval by the Authority as of the date of this Settlement Agreement shall not be affected by this Settlement Agreement. CL&P shall not file for approval of or propose new formula rates, tariffs, or other charges, including but not limited to earning sharing mechanisms, capital trackers, or revenue decoupling mechanisms, during the Base Rate Freeze Period (“Prohibited Filings”), unless specifically mandated by the terms of this Settlement Agreement or by statutes enacted after the date of this Settlement Agreement. Prohibited Filings shall not include filings made pursuant to Article 1, §1.2.2, and Article 4, §§4.1 and 4.3, below.

1.2.2

Exogenous Costs: During the Base Rate Freeze Period, distribution rates may only be adjusted up or down by the Authority due to exogenous factors that are outside the Companies’ control (“Exogenous Costs”). CL&P may seek and the Authority may grant Exogenous Cost recovery in the event and only to the extent that the revenue requirements of CL&P are affected by more than $3 million annually as the result of changes in law, taxes, administrative requirements or accounting standards adopted after the date of this Settlement Agreement, provided such accounting standards are adopted by entities that are independent of the Companies and have authority to issue such standards, or as the result of other events outside the Companies’ control that cause CL&P to incur extraordinary and unanticipated expenses for the provision of safe and reliable electric service to the extent necessary to provide such service. Eligibility for Exogenous Cost recovery or rate credit shall be determined by the

Authority, consistent with the purposes of this Settlement Agreement and any applicable PURA precedent.

1.3	Rate Reviews: CL&P must make application for new rates to go into effect as of the end of the Base Rate Freeze Period (December 1, 2014). CL&P will propose an earnings sharing mechanism in that rate filing. CL&P also shall make application for a rate amendment within three years after the Base Rate Freeze Period, with new rates to go into effect no later than December 1, 2017.

ARTICLE 2: ADVANCING STATE ENERGY GOALS

2.1	Energy Efficiency and Related Initiatives: NU shall work with the Department of Energy and Environmental Protection (“DEEP”) to develop a targeted plan to advance Connecticut’s interests in the areas of: (a) expanded energy efficiency programs, including but not limited to low income energy efficiency programs and a small business energy efficiency strike force; (b) electric vehicles; (c) microgrids (d) renewable projects; and (e) other related areas consistent with the Governor’s energy policy goals. A special emphasis shall be placed on increasing the number of qualified minority contractors providing energy efficiency services. NU shall provide a one-time, nonrecurring and non-recoverable payment of $15 million for implementation of the plan during the Base Rate Freeze Period. NU shall establish a segregated account for these funds, to be disbursed at the direction of DEEP for projects in the plan described herein.

2.2	CL&P Collaboration: CL&P will collaborate with DEEP to develop microgrid infrastructure in the CL&P service territory, including the trips and transfers necessary to isolate portions of the grid and a pilot set of distributed generation sites. CL&P will work cooperatively and in good faith with DEEP to resolve any legal or financial issues that may arise in fostering the development of microgrids in support of state resiliency efforts. CL&P will promote and enhance the capabilities of the Center for Storm and Power System Resiliency at the University of Connecticut. CL&P also will collaborate with DEEP to invest in the development and deployment of an initial suite of public electric vehicle charging stations.

ARTICLE 3: CORPORATE HEADQUARTERS, CIVIC INVOLVEMENT AND EMPLOYMENT

3.1	Commitments: The Settling Parties acknowledge the critical importance of continuity of headquarters and executive presence in Connecticut after the merger. The Settling Parties acknowledge that under the Companies’ merger agreement, headquarters functions will be located in Massachusetts as well as Connecticut. The Settling Parties further acknowledge the critical importance of continuity of charitable and civic involvement, as well as employment practices. Therefore, in order to maintain continuity, for a period of no less than seven years after closing of the Proposed Transaction, the Companies commit that:

3.1.1	NU will maintain principal Board and Executive offices and functions in Hartford, Connecticut, and will provide staffing and executive presence consistent with the continued presence of such offices and functions.

3.1.2	NU will not sell the current headquarters office at 56 Prospect Street, Hartford, Connecticut.

3.1.3	NU will maintain the headquarters of CL&P, Yankee Gas Service Company (“Yankee Gas”) and the Transmission Business in Connecticut.

3.1.4	NU Call Center operations currently conducted in Windsor, Connecticut will remain in their current location, or at another location in Connecticut.

3.1.5	CL&P, Yankee Gas and the NU Foundation shall maintain levels and types of charitable cash donations and civic commitments consistent with typical past practice over the five years preceding the merger, provided that the overall financial performance during the commitment period is comparable to pre-merger levels. CL&P, Yankee Gas and the NU Foundation shall provide 60 days notice to the Authority and the other Settling Parties prior to any material reduction in the aggregate, pre-merger level and type of charitable donations and civic commitments due to financial performance.

3.1.6	Reductions in the Connecticut employee work force in connection with the achievement of merger synergies shall be made on a fair and equitable basis and will not be disproportionate to other jurisdictions in which the merged entity conducts operations, either with respect to the number of reductions or with respect to the relative number of high-compensation versus low-compensation positions. The determination of what is “disproportionate” among jurisdictions shall take into account the relative size of the Companies’ pre-merger operations in each of the jurisdictions.

3.1.7	In the event of a facility closing or layoff of employees in Connecticut, NU shall provide 30 days’ notice of such action to the Attorney General, OCC and the Authority, including a demonstration of how any such closing or layoffs are consistent with the standards of equity, fairness and proportionality set out in § 3.1.6.

3.1.8	In order to promote stability of employment among CL&P line workers, CL&P will work with local community colleges in Connecticut to develop a line worker apprenticeship program, and the Companies will ensure, consistent with the commitments made by their witnesses in Docket No. 12-01-07, that the aggregate number of line workers will not be reduced as a result of the Transaction, either in Connecticut or in Massachusetts.

3.1.9	Nothing in this Settlement Agreement shall be interpreted to abridge existing labor agreements.

3.2	Open Space Land: NU makes the following commitments with respect to open-space land: (a) Upon closing of the Proposed Transaction, NU agrees to extend the term of the April 12, 2000 open space land memorandum of understanding (“MOU”) between NU and the Department of Environmental Protection, as predecessor to DEEP, for a period of 10 years from the current MOU expiration date of July 1, 2014, and further commits to evaluate and consider additional substantive changes to the MOU that may be proposed by DEEP in connection with such extension; (b) within 12 months of the closing of the Proposed Transaction, NU shall form an irrevocable NU preservation land trust, and within 24 months of the closing, shall transfer into said trust the following properties, currently owned by Rocky River Realty:

•	King’s Island, Enfield/Suffield, Connecticut (approximately 188 acres)
•	Skiff Mountain, Sharon, Connecticut (approximately 723 acres)
•	Hanover Road, Newtown, Connecticut (approximately 57 acres)
•	Barlett Road, Waterford, Connecticut (approximately 13 acres)

NU commits to work with DEEP to explore opportunities to ensure and/or expand public access to the properties held by the NU preservation land trust for passive recreation, where such public access is appropriate and consistent with any existing use of these properties in support of NU’s business activities; and (c) NU shall work cooperatively and in good faith with the State of Connecticut and appropriate historical and cultural stakeholders to preserve the property known as the “Venture Smith Homestead.”

ARTICLE 4: IMPROVING SYSTEM PERFORMANCE

4.1	System Resiliency: CL&P shall, within 90 days of the closing of the Transaction, submit to the Authority a multi-year plan and cost recovery mechanism for $300 million of spending in additional distribution system resiliency. The program shall be subject to the Authority’s review and approval. CL&P will be allowed recovery, through the systems benefits charge, federally mandated congestion charge (FMCC) or similar mechanism, of the revenue requirements associated with such program at its weighted average cost of capital, with revenue requirements associated with up to $100 million of such spending recoverable during the Base Rate Freeze Period. The total revenue requirements recoverable during the Base Rate Freeze Period, to be collected beginning January 1, 2013, shall not exceed $25 million.

4.2

Storm Response: NU shall commit to maintain parity of service to each state within its service territory, such that the allocation of resources for restoration efforts following major storms shall be made fairly and equitably based on operational needs, system requirements and relative number of outages. NU will file with the Authority upgraded practices and policies relating to mutual aid by September 1, 2012. The CL&P Emergency Response Planning Process will at all times be subject to review and approval by the Authority.

4.3	Recovery of 2011 Storm Costs: CL&P will file with the Authority a request for recovery of costs associated with Tropical Storm Irene and the October 2011 snow storm (“2011 Storm Costs”) net of insurance proceeds and the storm reserve fund. Such request will be subject to review and approval by the Authority in an adjudicatory proceeding. However, CL&P will limit its recovery to an amount $40 million less than the total 2011 Storm Costs (“$40 million write-down”). Nothing in this Agreement shall restrict any party from advocating, or the Authority from determining, an appropriate level of 2011 Storm Cost recovery that is lower than 2011 Storm Costs less the $40 million write-down. At the end of the Base Rate Freeze Period when new rates are implemented, any 2011 Storm Costs approved by the Authority for recovery will be recovered in rates consistent with standard cost review and recovery practice of the Authority over a six year recovery period.

4.4	Service Quality: CL&P and Yankee Gas shall commit to improve non-storm and storm-related service quality performance. Failure to at least maintain service quality performance consistent with historical averages over the last 10 years shall subject the companies to such penalties as may be within the Authority’s jurisdiction and as may be imposed by the Authority from time to time for failure to maintain service quality.

ARTICLE 5: EQUITY AND TRANSPARENCY

5.1	Accounting for Goodwill: The transaction value recorded on the books of NSTAR LLC (the post-closing holding company that will be the sole shareholder of NSTAR Electric and NSTAR Gas) upon the close of the Proposed Transaction will include goodwill as defined under Generally Accepted Accounting Principles (“GAAP”). The Settling Parties agree that the goodwill resulting from the Proposed Transaction will not be recorded on the books of the operating companies post merger, including CL&P and Yankee Gas, unless required by a change in the rules or directives of the Securities Exchange Commission or a change in GAAP. If so required, the operating companies shall quantify the goodwill and its effects recorded on the financial books of account and shall exclude that amount, or any write-down thereof, from any ratemaking calculation used to set customer rates, tariffs or charges, and such amount would be excluded from the calculation of the earned rates of return or the debt-to-equity ratio of CL&P or Yankee Gas.

5.2	Net Book Value of Utility Assets: In completing the Proposed Transaction, CL&P and Yankee Gas shall not make any accounting adjustment that has the result of increasing the net book value of utility assets for ratemaking purposes.

5.3	Accounting Treatment and Future Ratemaking of Merger-Related Costs: No transaction costs incurred to negotiate, draft, or execute the merger agreement, or to obtain the regulatory and shareholder approvals required to consummate the Proposed Transaction, shall be recorded on the books of CL&P or Yankee Gas. Any future recovery of transaction and integration costs is subject to Authority review and approval in a future rate proceeding. Parties are free to support or oppose such recovery in full or in part. Merger-related payments made to officers leaving the employ of NSTAR, NU, any of the temporary or surviving entities engaged in the proposed merger transactions, the operating companies, or their successors (together, the “post-merger organization”) in the category of “change of control” payments, or to executives remaining with the post-merger organization in the category of “retention payments,” shall be recorded at the parent company level upon the merger close and shall not be eligible for recovery as a merger-related cost or otherwise from customers.

5.4	Cape Wind and Other Massachusetts Initiatives: The Settling Parties agree that CL&P and Yankee Gas shall bear none of the costs associated with commitments made by the Companies or their Massachusetts operating companies with respect to the Cape Wind project or other Massachusetts initiatives in settlement agreements filed in Massachusetts related to the Proposed Transaction, and no such costs shall be recovered from CL&P or Yankee Gas customers.

ARTICLE 6: DEPARTMENT APPROVALS AND OTHER CONDITIONS

6.1	Settlement Approval: The Settling Parties assert that, if the Authority does not approve this Settlement Agreement in its entirety on or before April 2, 2012, this filing shall be deemed to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose.

6.2	Merger Approval: The Settling Parties agree that the Proposed Transaction is consistent with Connecticut law and the public interest. This Settlement Agreement is contingent upon the Authority’s simultaneous approval of this Settlement Agreement and the Proposed Transaction on or before April 2, 2012.

6.3	The provisions of this Settlement Agreement are not severable. This Settlement Agreement is conditioned on its full approval by the Authority without additional conditions or requirements.

6.4	If, for any reason, the Proposed Transaction is not consummated, the terms of this Settlement Agreement shall be null and void and no longer apply even if already approved by the Authority subject to the terms set forth herein.

6.5

This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that any allegation or contention in this proceeding is true or false. Except as specified in this Settlement Agreement to accomplish the customer benefit intended by this Settlement Agreement, the entry of an order by the Authority approving the Settlement Agreement shall not in any respect constitute a determination by the Authority as to the merits of any other issue raised in this proceeding.

6.6	The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any proceeding or investigation, except as to those issues and proceedings that are stated in this Settlement Agreement as being specifically resolved and terminated by approval of this Settlement Agreement.

6.7	This Settlement Agreement is the product of settlement negotiations. The Settling Parties agree that the content of those negotiations (including any workpapers or documents produced in connection with the negotiations) are confidential, that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion, and, except to enforce rights related to this Settlement Agreement, comply with the Connecticut Freedom of Information Act or defend against claims made under this Settlement Agreement, that they will not use the content of those negotiations in any manner in these or other proceedings involving one or more of the parties to this Settlement Agreement, or otherwise.

6.8	Any number of counterparts of this Settlement Agreement may be executed, and each shall have the same force and effect as an original instrument, and as if all the parties to all the counterparts had signed the same instrument.

6.9	If there is any material change to the current agreement between the Companies and the Massachusetts Department of Energy Resources (“DOER”) and the Massachusetts Attorney General prior to any approval by the Authority, any party may declare this Settlement Agreement null and void. If there is any material change to the current agreement between the Companies and the DOER and the Massachusetts Attorney General after approval by the Authority, the Attorney General and the OCC reserve the right to seek to reopen Docket No. 12-01-07 pursuant to Conn. Gen. Stat. § 16-9.

The signatories listed below represent that they are authorized on behalf of their principals to enter into this Settlement Agreement.

ATTORNEY GENERAL OF THE STATE OF CONNECTICUT		NORTHEAST UTILITIES

By:	/s/ GEORGE JEPSEN	By:	/s/ DAVID R. MCHALE
	George Jepsen Attorney General Office of the Attorney General 55 Elm Street Hartford, CT 06106		David R. McHale Executive Vice President and Chief Financial Officer Northeast Utilities 56 Prospect Street Hartford, CT 06103

OFFICE OF CONSUMER COUNSEL		NSTAR

By:	/s/ ELIN SWANSON KATZ	By:	/s/ JAMES J. JUDGE
	Elin Swanson Katz Consumer Counsel Office of Consumer Counsel Ten Franklin Square New Britain, CT 06051		James J. Judge Senior Vice President and Chief Financial Officer NSTAR 800 Boylston Street Boston, MA 02109

Dated: March 13, 2012